                       ACQUISITION AND MERGER AGREEMENT


                                 BY AND AMONG


                            IPA ACQUISITION CORP.,
                            a Florida corporation,

                                 PROVESA INC.,
                            a Georgia corporation,

                                      AND

                       ITEM PROCESSING OF AMERICA, INC.,
                            a Florida corporation,

                                      AND

                    NORMAN S. EDELCUP & ROBERT L. JACKSON,
               shareholders of Item Processing of America, Inc.

                                 TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

ARTICLE 1...................................................................   2

     SECTION 1.1.      MERGER TRANSACTION...................................   2
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     SECTION 1.2.      EFFECTIVE TIME OF THE MERGER.........................   2
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     SECTION 1.3.      TERMS AND CONDITIONS; CONVERSION OF SHARES...........   2
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ARTICLE 2...................................................................   2

     SECTION 2.1.      PURCHASE PRICE; PAYMENT FOR SHARES...................   2
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ARTICLE 3...................................................................   2

     SECTION 3.1.      AUTHORIZATION; ORGANIZATION..........................   2
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     SECTION 3.2.      CAPITALIZATION; STRUCTURE............................   4
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     SECTION 3.3.      FINANCIAL STATEMENTS.................................   4
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     SECTION 3.4.      UNDISCLOSED LIABILITIES..............................   5
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     SECTION 3.5.      PROPERTIES...........................................   6
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     SECTION 3.6.      LITIGATION...........................................   6
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     SECTION 3.7.      INTELLECTUAL PROPERTY................................   6
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     SECTION 3.8.      ADEQUACY OF TECHNICAL DOCUMENTATION..................   8
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     SECTION 3.9.      THIRD-PARTY COMPONENTS IN SOFTWARE...................   8
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     SECTION 3.10.     THIRD-PARTY INTERESTS OR MARKETING RIGHTS IN SOFTWARE   8
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     SECTION 3.11.     LICENSES.............................................   8
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     SECTION 3.12.     COMPLIANCE WITH LAWS.................................   8
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     SECTION 3.13.     INSURANCE............................................   9
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     SECTION 3.14.     MATERIAL CONTRACTS...................................   9
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     SECTION 3.15.     BROKERS, FINDERS, ETC................................  10
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     SECTION 3.16.     TAXES................................................  10
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     SECTION 3.17.     PENSION AND EMPLOYEE BENEFIT PLANS...................  11
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     SECTION 3.18.     LABOR AND EMPLOYMENT MATTERS.........................  13
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     SECTION 3.19.     ENVIRONMENTAL MATTERS................................  14
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     SECTION 3.20.     AGREEMENTS AFFECTING COMPETITION.....................  14
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     SECTION 3.21.     TRANSACTIONS WITH RELATED PARTIES....................  14
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     SECTION 3.22      MAJOR VENDORS AND CUSTOMERS..........................  15
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     SECTION 3.23      ABSENCE OF CERTAIN COMMERCIAL PRACTICES..............  15
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     SECTION 3.24.     ACCOUNTS RECEIVABLE..................................  15
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     SECTION 3.25.     DISCLOSURE...........................................  15
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     SECTION 3.26.     YEAR 2000............................................  16
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     SECTION 3.27.     SHAREHOLDERS' ADDITIONAL REPRESENTATIONS.............  16
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ARTICLE 4...................................................................  17
ARTICLE 5...................................................................  17

     SECTION 5.1.      GENERAL RELEASE......................................  17
--------------------------------------------------------------------------------

     SECTION 5.2.      COVENANT NOT TO SUE..................................  18
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     SECTION 5.3.      CONFIDENTIALITY......................................  18
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     SECTION 5.4.      NON-SOLICITATION OF CUSTOMERS........................  18
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     SECTION 5.5.      NON-SOLICITATION OF EMPLOYEES........................  19
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     SECTION 5.6.      TRADE SECRETS........................................  19
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     SECTION 5.7.      CONSIDERATION........................................  19
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ARTICLE 6...................................................................  19

     SECTION 6.1.      CONDUCT OF BUSINESS..................................  19
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     SECTION 6.2.      VOTING OF THE SHARES.................................  21
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ARTICLE 7...................................................................  21

     SECTION 7.1.      ACCURACY OF REPRESENTATIONS..........................  21
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     SECTION 7.2.      PERFORMANCE OF COMPANY AND SHAREHOLDERS..............  21
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     SECTION 7.3.      MATERIAL CHANGES.....................................  22
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     SECTION 7.4.      ABSENCE OF LITIGATION................................  22
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     SECTION 7.5.      CERTIFICATES OF THE COMPANY AND SHAREHOLDERS.........  22
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     SECTION 7.6.      CORPORATE APPROVAL...................................  22
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     SECTION 7.7.      APPROVALS............................................  22
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     SECTION 7.8.      EMPLOYMENT AGREEMENTS................................  22
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ARTICLE 8...................................................................  22

     SECTION 8.1.      ACCURACY OF REPRESENTATIONS..........................  23
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     SECTION 8.2.      PERFORMANCE OF BUYER.................................  23
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     SECTION 8.3.      ABSENCE OF LITIGATION................................  23
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     SECTION 8.4.      CERTIFICATES OF THE BUYER............................  23
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     SECTION 8.5.      CORPORATE APPROVAL...................................  23
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     SECTION 8.6.      THIRD PARTY APPROVALS................................  23
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     SECTION 8.7.      EMPLOYMENT AGREEMENTS................................  23
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ARTICLE 9...................................................................  23

     SECTION 9.1.      TIME AND PLACE OF CLOSING............................  23
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     SECTION 9.2.      DELIVERIES BY THE COMPANY............................  24
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     SECTION 9.3.      DELIVERIES BY BUYER..................................  24
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     SECTION 9.4.      POST CLOSING DELIVERIES AND POWER OF ATTORNEY........  25
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ARTICLE 10..................................................................  25

     SECTION 10.1.     TERMINATION..........................................  25
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     SECTION 10.2.     EFFECT OF TERMINATION................................  25
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ARTICLE 11..................................................................  26

     SECTION 11.1.     SURVIVAL.............................................  26
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     SECTION 11.2.     INDEMNIFICATION......................................  26
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     SECTION 11.3.     PROCEDURE FOR THIRD-PARTY CLAIMS.....................  27
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ARTICLE 12..................................................................  28

     SECTION 12.1.     EFFECTIVE DATE.......................................  28
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     SECTION 12.2.     ARBITRATION..........................................  28
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ARTICLE 13..................................................................  29

     SECTION 13.1.     INTEGRATION; SEVERABILITY............................  29
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     SECTION 13.2.     JOINT AND SEVERAL LIABILITY..........................  29
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     SECTION 13.3.     EXPENSES.............................................  29
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     SECTION 13.4.     NOTICES..............................................  29
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     SECTION 13.5.     PUBLIC ANNOUNCEMENTS.................................  30
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     SECTION 13.6.     INVALIDITY OF ANY PART...............................  31
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     SECTION 13.7.     REMEDIES.............................................  31
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     SECTION 13.8.     ASSISTANCE OF COUNSEL................................  31
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     SECTION 13.9.     GOVERNING LAW AND JURISDICTION.......................  31
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     SECTION 13.10.    ASSIGNMENT; AMENDMENTS; BINDING AGREEMENT............  31
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                                     -iii-

                        ACQUISITION AND MERGER AGREEMENT
                        --------------------------------

        THIS ACQUISITION AND MERGER AGREEMENT ("Agreement") is dated as of October 30, 1998, by and among ProVesa Inc., a Georgia corporation ("ProVesa"), IPA Acquisition Corp., a Florida corporation and wholly-owned subsidiary of ProVesa ("Buyer"), Item Processing of America, Inc., a Florida corporation (the "Company"), Norman S. Edelcup, a resident of the State of Florida ("Edelcup") and Robert L. Jackson, a resident of the State of Florida ("Jackson") (Edelcup and Jackson, each a "Shareholder" and, collectively, the "Shareholders").

                              W I T N E S S E T H:
                              - - - - - - - - - -

        WHEREAS, Edelcup owns 138,000 shares (or 64.2%) of the Common Stock, par value $1.00 per share (the "Common Stock") of the Company; and

        WHEREAS, Jackson owns 42,100 shares (or 19.6%) of the Common Stock (together with the shares of the Common Stock owned by Edelcup, the "Shareholder Shares"); and

        WHEREAS, subject to the terms and conditions of this Agreement, the Shareholders, the Company, ProVesa and the Buyer desire and deem it in their respective best interests that the Buyer be merged with and into the Company (the "Merger"); and

        WHEREAS, the Company's Board of Directors has recommended approval of the Merger by the Company's shareholders at a special meeting of shareholders to be held on October 23, 1998;

        NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

                                   ARTICLE 1
                                  THE MERGER
                                  ----------

        SECTION 1.1. MERGER TRANSACTION. Subject to the terms and conditions
                     ------------------
hereof, the parties hereto agree that the Buyer shall be merged with and into the Company in accordance with the applicable provisions of the Florida Business Corporation Act (the "FBCA"), and the separate existence of the Buyer shall thereupon cease. The Company shall be the surviving corporation in the Merger and shall be a wholly-owned subsidiary of ProVesa. Subject to the terms and conditions hereof, the parties hereto shall take all actions necessary in accordance with applicable law and their respective Articles of Incorporation and Bylaws to cause the Merger to be consummated.

        SECTION 1.2. EFFECTIVE TIME OF THE MERGER.  The Merger shall become
                     ----------------------------
effective on the date and time (the "Effective Time") that the Articles of Merger (the "Articles of Merger") in the form attached hereto as Exhibit 1.2
                                                                 -----------
become effective with the Department of State of the State of Florida in accordance with the applicable provisions of the FBCA.

        SECTION 1.3. TERMS AND CONDITIONS; CONVERSION OF SHARES. The effect of
                     ------------------------------------------
the Merger on the Articles of Incorporation, Bylaws, directors and officers of the surviving corporation, and the manner and basis of converting the shares of capital stock of Buyer and the Company into stock or cash, shall be as set forth in the Plan of Merger executed by the Buyer and the Company and attached hereto as Exhibit 1.3.
   -----------

                                   ARTICLE 2
                       PURCHASE PRICE; EXCHANGE OF SHARES
                       ----------------------------------

        SECTION 2.1. PURCHASE PRICE; PAYMENT FOR SHARES.  At the Closing (as
                     ----------------------------------
hereinafter defined), the Buyer will deliver certified or cashier's checks in the aggregate amount of $1,255,473 representing payment in full for the shares of stock and options as computed pursuant to the Plan of Merger. The purchase price for each share of the Company's Common Stock and preferred stock, and each option to purchase Common Stock, shall be as follows:

                (a) Common Stock. The purchase price for each outstanding share
                    ------------
of Common Stock shall be $5.04.

                (b) Preferred Stock. The purchase price for each outstanding
                    ---------------
share of 8.4% Preferred Stock (as defined in Section 3.2) shall be $26.00.

                (c) Options. The purchase price for each outstanding option to
                    -------
purchase Common Stock shall be $4.04, which equals the purchase price of one share of Common Stock less the exercise price of each option ($1.00).

        No shares of Buyer common stock will be issued to the sellers of the Company's Common Stock, preferred stock or options.


                                   ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------
                             AND THE SHAREHOLDERS
                             --------------------

        The Company and the Shareholders, jointly and severally, hereby represent and warrant to Buyer and ProVesa as follows:

        SECTION 3.1    AUTHORIZATION; ORGANIZATION.
                       ---------------------------

                (a) The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now being conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition, financial or otherwise (a "Material Adverse Effect").

                (b) The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions provided for herein and in the Articles of Merger, the Plan of Merger, and all other documents and agreements executed in connection herewith and therewith (collectively, the "Merger Documents"). The Board of Directors of the Company and the Shareholders have unanimously approved the execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein.

                (c) This Agreement has been duly and voluntarily executed and delivered by each of the Shareholders and the Company and constitutes the legal, valid and binding obligations of each of them, enforceable in accordance with its terms.

                (d) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a violation, breach, default, right to accelerate or increase in obligations under the Company's Articles of Incorporation or Bylaws, any law or statute or any order, judgment or decree by which the Company is bound by name or any license, lease or other agreement to which the Company is a party or by which its assets and business may be affected.

                (e) The Company's Articles of Incorporation, Bylaws and stock book and, in all material respects, its minute books are complete and correct and contain all amendments thereto to date, a record of all corporate proceedings of the Company, and a record of all stock issuances and transfers of the Company.

                (f) Except as set forth in Schedule 3.1(f), the Company has no
                                           ---------------
subsidiaries and never has had any subsidiaries, and the Company does not conduct and never has conducted any business under any trade name or other fictitious name.

                (g) The Company is not a party to any joint venture or other similar agreement or arrangement that involves any sharing of profits of the Company or its assets or is similar to or competitive with the business.

                (h) The Shareholders are the sole record and beneficial owners of the Shareholder Shares, free and clear of all mortgages, liens, pledges, security interests, charges, proxies, claims, restrictions, options and encumbrances of any nature whatsoever (collectively, "Liens"). The Shareholders each have the full legal right, power and authority to vote the shares of Common Stock held by them. The Shareholders have not transferred or assigned any right, power or authority with respect to the Shareholder Shares to any other person or entity.

        SECTION 3.2. CAPITALIZATION; STRUCTURE.
                     -------------------------

                (a) The authorized capital stock of the Company consists of (i) 500,000 authorized shares of Common Stock, of which 214,840 shares are issued and outstanding, (ii) 3,000 authorized shares of 8% cumulative, convertible, redeemable non-voting preferred stock, $20.00 par value per share, of which 1,562 shares have been issued and converted to common stock and 416 shares have been issued and subsequently repurchased and retired, and (iii) 12,000 authorized shares of 8.4% non-voting preferred stock, $25.00 par value per share ("8.4% Preferred Stock"), of which 3,000 shares have been issued and redeemed and 4,000 shares are issued and outstanding. All of the outstanding shares of Common Stock have been duly and validly authorized and issued, and are all fully paid and nonassessable. No shares of the Company's capital stock have been issued in violation of any preemptive rights, any rights of first refusal or any similar restrictions. There are no: (i) outstanding options (including phantom options), warrants or other rights (including preemptive rights) of any kind relating to the sale, issuance or voting of any shares of capital stock of the Company, except as provided on Schedule 3.2(a); (ii) securities convertible
                               ---------------
into, exchangeable for or evidencing the right to purchase any such shares; or
(iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, transfer or voting of such shares, any such convertible or exchangeable securities or any such options, warrants or rights.

                (b) All transactions whereby the Company repurchased, redeemed, canceled or reacquired shares of its capital stock and the solicitation of shareholder consents in connection with this Agreement have been effected in compliance with all applicable corporate and securities laws, and documentation prepared by or on behalf of the Company in connection therewith did not include any untrue statement of any material fact or omit to state any material fact necessary to make the statements made therein correct and complete.

        SECTION 3.3. FINANCIAL STATEMENTS. Attached hereto as Exhibit 3.3(a) is
                     --------------------                      --------------
a true and complete copy of the balance sheet of the Company at September 30, 1998 and December 31, 1997 and 1996, and the related statements of operations, changes in stockholders' equity and cash flows for the periods then ended, including related footnotes (collectively, the "Financial Statements").

        The Financial Statements:

                (a) have been prepared from, and are in accordance with, the books and records of the Company;

                (b) fairly present the financial position, results of operations and cash flows of the Company as of and for the periods set forth therein; and

                (c) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the indicated periods (except that, in the case of the monthly unaudited Financial Statements, there are no footnotes).

        SECTION 3.4. UNDISCLOSED LIABILITIES.
                     -----------------------

                (a) Except as disclosed in Schedule 3.4 or any other Schedule
                                           ------------
hereto, and except as reflected, expressly reserved against or otherwise disclosed in the Financial Statements, the Company has no material liabilities or obligations of any nature, known or unknown (whether accrued, absolute, contingent or otherwise).

                (b) Except as set forth in Schedule 3.4, since December 31,
                                           ------------
1997, the Company has conducted its business only in the normal course and has not:

                        (i) suffered any physical damage, destruction or casualty loss (whether or not such loss or damage shall have been covered by insurance) which adversely affects the properties, business or prospects of the Company, or suffered any deterioration in the operating condition of any physical assets of the Company, normal wear and tear excepted;

                        (ii) incurred, created, assumed or guaranteed any liability or obligation of any nature (whether absolute, accrued, contingent or otherwise), except in the ordinary course of business;

                        (iii) increased, or made any change in any assumptions underlying the method of calculating, any bad debt, contingency or other reserves;

                        (iv) made any change in the method of valuing assets included in the Financial Statements;

                        (v) made any change in any method of accounting or keeping its books of account or accounting practices or systems of internal accounting controls;

                        (vi) paid, discharged or satisfied any liability or obligation (whether absolute, accrued, contingent or otherwise), other than by payment, discharge or satisfaction in the ordinary course of business;

                        (vii) permitted or allowed any of its assets (real, personal or mixed, tangible or intangible) to be subjected to any Lien;

                        (viii) written down the value of any inventory or written off as uncollectible any notes or accounts receivable, except for write-downs and write-offs in the ordinary course of business;

                        (ix) canceled or waived any claims or rights, or sold, transferred, distributed or otherwise disposed of any assets or properties, except in the ordinary course of business;

                        (x) declared or paid any dividend or distribution on or in respect of the Common Stock, or directly or indirectly redeemed, purchased, or otherwise acquired any shares of its capital stock, any securities convertible into or exchangeable for its capital stock, or any options, warrants or other rights to purchase any of the foregoing, or authorized the issuance of, or issued, sold or committed to sell (or granted any options or rights to purchase) any additional shares of its capital stock, or sold, issued or incurred any indebtedness;

                        (xi) experienced any strike, walkout, similar labor trouble or other similar event; or

                        (xii) increased the salaries or other remuneration payable or to become payable to, or made any advance (excluding advances for ordinary business expenses) or loan to, any officer, director, employee or shareholder (except normal merit increases made in the ordinary course of business and consistent with past practice), or established, made any increase in, or any addition to, other benefits (including, without limitation, any Employee Plans, as defined in Section 3.17 below) to which any of them may be entitled, or made any payments to any Employee Plan, except payments in the ordinary course of business and consistent with past practice, or entered into any agreement, arrangement or transaction with any such person not in the ordinary course of business, or failed to make any required payment under any Employee Plan.

        SECTION 3.5. PROPERTIES. The Company has good and marketable title to,
                     ----------
or holds by valid and existing lease or license, free and clear of all Liens, each piece of real and personal property used in its business as now conducted, except in any of the foregoing cases for such imperfections of title or Liens as
(a) are set forth in Schedule 3.5 hereof, (b) are reflected or reserved against in the Financial Statements, or (c) arise out of taxes or general or special assessments which are not yet due and payable or are not in default and payable without penalty or interest. The real and personal property owned, leased or licensed by the Company constitutes all real or personal property that is material to and necessary for the operation of its business as currently conducted.

        SECTION 3.6. LITIGATION. Except as set forth in Schedule 3.6, there are
                     ----------                         ------------
no suits, claims, investigations or proceedings pending or, to the knowledge of each Shareholder, threatened against the Company, its officers or directors in their capacities as officers or directors, any Shareholder or any other person or entity for whom the Shareholders or the Company may be vicariously liable at law or in equity. The Shareholders are not subject to, and the Company is not operating under or subject to, any order, writ, injunction or decree of any court or governmental authority in which any of them is named.

        SECTION 3.7. INTELLECTUAL PROPERTY. The Company conducts an active
                     ---------------------
business using proprietary application software products and systems and provides processing and imaging services utilizing such products and systems (the "Software Programs"), and in connection therewith the Company has developed certain related technical documentation and user reference manuals (the "Documentation"). The Software Programs and the Documentation are
collectively referred to as the "Software." The Software Programs and Documentation are listed in Schedule 3.7 hereto.
                            ------------

                (a) Ownership. Except as set forth in Section 3.9, the Company
                    ---------
owns all patents, trademarks, service marks, trade names and copyrights (including registrations, licenses and applications pertaining thereto) and all other proprietary information used by the Company in the conduct of its business, including, without limitation, the Software. Schedule 3.7(a) sets forth all patents, trademarks, service marks, trade names and copyrights owned or used by the Company and all applications therefor and registrations thereof.

                (b) Procedures for Copyright Protection. Schedule 3.7(b) sets
                    -----------------------------------
forth the form and placement of the proprietary legends and copyright notices displayed in or on the Software, including screen displays. In no instance has the eligibility of the Software for protection under copyright law been forfeited to the public domain.

                (c) Procedures for Trade Secret Protection. The Company has
                    --------------------------------------
never disclosed its source code to a third party other than the consultants identified in Schedule 3.7(c), each of which has executed a nondisclosure
              ---------------
agreement in favor of the Company, and discloses its source code to employees only on a need-to-know basis in connection with the performance of their duties to the Company. Except as described in Schedule 3.7(c), each current employee of
                                       ---------------
the Company and each former employee of the Company employed after January 1, 1995 has executed and delivered to the Company a Non-Disclosure & Assignment Agreement substantially in the form attached to Schedule 3.7(c). The source code
                                                ---------------
and system documentation comprising the Software Company has not taken (nor has it failed to take) any action which would result in such source code and system documentation not being protectable as a trade secret under applicable law.

                (d) Ownership of Software. All persons who have contributed to
                    ---------------------
or participated in the conception and development of the Software on behalf of the Company have been full-time employees of the Company hired to prepare such works within the scope of employment, except for the consultants identified in
Schedule 3.7(c). Each such consultant identified in Schedule 3.7(c) has executed
---------------                                     ---------------
and delivered to the Company a valid assignment of such consultant's rights in works prepared by the consultant on behalf of the Company and included in the Software. As a consequence, the Company has all ownership interests in the Software.

                (e) Absence of Claims. Except as set forth in Schedule 3.7(e),
                    -----------------                         ---------------
no claims have been asserted by any person to rights in the Software, and no valid basis for any such claim exists. The use of the Software by the Company and its licensees does not infringe on the rights of any person (whether arising under copyright, trade secret, patent, unfair competition or other state or federal laws which protect intellectual property rights). The use by the Company of the patents, trademarks, service marks, trade names and copyrights identified in Schedule 3.7(a) does not infringe the rights of any person, and no claim has
   ---------------
been asserted that the use by the Company of any of the foregoing infringes the rights of any person. No claim has been asserted by any person to the effect that any current or former employee of the Company has violated the provisions of any noncompete or nondisclosure agreement with such person, or has disclosed any proprietary information of such person to the Company or any third party.

        SECTION 3.8. ADEQUACY OF TECHNICAL DOCUMENTATION. The Software includes
                     -----------------------------------
the source code, system documentation, statements of principles of operation, and schematics for all Software Programs, as well as any pertinent commentary or explanation that may be reasonably necessary to render such materials understandable and usable by a trained computer programmer. The Software also includes any program (including compilers), workbenches, tools, and higher level language used for the development, maintenance and implementation of a Software Program.

        SECTION 3.9. THIRD-PARTY COMPONENTS IN SOFTWARE. The Company has
                     ----------------------------------
validly obtained the right and license to use, copy, modify and distribute any third-party programming and materials contained in the Software pursuant to the contracts identified in Schedule 3.9, subject to no further license fee, royalty or other payment obligations, other than software maintenance payments customarily associated therewith. The Software contains no other programming or materials in which any third party may claim superior, joint or common ownership, including any right or license. The Software does not contain derivative works of any programming or materials not owned in their entirety by the Company.

        SECTION 3.10. THIRD-PARTY INTERESTS OR MARKETING RIGHTS IN SOFTWARE.
                      -----------------------------------------------------
The Company has not granted, transferred, or assigned any right or interest in the Software to any person, except pursuant to the contracts identified in
Schedule 3.10. There are no contracts, agreements, licenses, commitments or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Software by any independent salesperson, distributor, sublicensor or other remarketer or sales organization, except as set forth in
Schedule 3.10.
-------------

        SECTION 3.11. LICENSES. The Company has all government licenses,
                      --------
consents, permits, franchises, approvals and other governmental authorizations ("Licenses") required for its business as currently conducted except where the failure to hold, maintain or obtain such Licenses would not have a Material Adverse Effect. No proceeding is pending or threatened seeking the revocation or suspension of any License.

        SECTION 3.12. COMPLIANCE WITH LAWS. The Company's business has been
                      --------------------
operated and maintained in all material respects in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto. There is not outstanding and, to the Shareholders' best knowledge, there are no threatened orders, writs, injunctions, or decrees of any court, governmental agency, or arbitration tribunal against Company affecting, involving, or relating to its business or assets. Company is not in violation of any applicable federal, state, or local law, regulation, ordinance, zoning requirement, governmental restriction, order, judgment, or decree affecting, involving, or relating to its business or assets except where noncompliance has no material adverse effect upon the financial condition, operation, or prospects of the business (including under ownership by ProVesa or Buyer) or the Company's assets, and neither Company nor any Shareholder has received any notices of any allegation of any such violation. The foregoing shall be deemed to include laws and regulations relating to the patent, copyright, and trademark laws, state trade secret and unfair competition laws of the U.S. and foreign jurisdictions, environmental laws and to all other applicable laws, including equal opportunity, wage and hour, and other employment matters, and antitrust and trade regulation laws.

        SECTION 3.13. INSURANCE. Schedule 3.13 lists all policies of casualty,
                      ---------  -------------
liability, workers' compensation, life and other forms of insurance by which the Company is currently insured or has been insured during the previous three years and includes for each policy in effect the period through which premiums have been paid. All of the policies indicated as in force in Schedule 3.13 are in
                                                        -------------
full force and effect and no notice of cancellation has been received with respect thereto and are sufficient for compliance in all material respects with all requirements of law and all agreements to which the Company is a party.

        SECTION 3.14. MATERIAL CONTRACTS. Schedule 3.14 lists the following
                      ------------------  -------------
agreements (including, without limitation, leases, purchase contracts and commitments) to which the Company is a party or by which the Company or any of its properties is bound:

                (a) all contracts which involve future obligations on the part of the Company in an aggregate amount exceeding $10,000 in the case of purchase orders and commitments or $25,000 in the case of any other type of contract;

                (b) all joint ventures, sales agency, sales representative or distributorship, broker, franchise, license or similar contracts;

                (c)  all real estate leases;

                (d) all notes, bonds, mortgages, security agreements, guarantees and other agreements and instruments for or relating to any lending by the Company in any amount (exclusive of advances to employees for expenses in the ordinary course of business) or any borrowing of $25,000 or more;

                (e) all powers of attorney, guarantees, suretyships or similar agreements given by the Company; and

                (f) all other written material agreements to which any Shareholder is a party or to which the Shareholder Shares may be or become subject.

                Each contract set forth in Schedule 3.14 is valid, binding and
                                           -------------
enforceable in accordance with its terms, and neither the Company nor any other party to any such contract is in material breach or material default of the express written terms of such contracts.

        SECTION 3.15. BROKERS, FINDERS, ETC. Except as described in Schedule
                      ---------------------                         --------
3.15, neither the Shareholders nor the Company have employed any broker, finder,
----
consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

        SECTION 3.16. TAXES.
                      -----

                (a) Filing of Tax Returns. The Company has timely filed with the
                    ---------------------
appropriate taxing authorities all returns (including, without limitation, information returns and other material information) in respect of Taxes (as hereinafter defined) required to be filed through the date hereof. All such returns and other information filed are complete and accurate in all material respects.

                (b) Payment of Taxes. Except as set forth in Schedule 3.16(b),
                    ----------------                         ----------------
all Taxes that are due and payable by the Company (whether or not shown on any return) before the date hereof have been paid. To the extent required by GAAP, an adequate reserve has been established on the Financial Statements for all unpaid Taxes payable by the Company with respect to all periods through the date of such Financial Statements, and the Company is not required under GAAP to reserve for any liability for Taxes in excess of the reserves so established. Except as described in Schedule 3.16(b), no portion of the reserve established
                       ----------------
on the Financial Statements for Taxes reflects any contingent liability or other potential liability for Taxes that are due and payable, or that may become due and payable in the future, as a result of an audit, amended return or otherwise.

                (c) Audit History. Except as set forth in Schedule 3.16(c):
                    -------------                         ----------------

                        (i) no deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority against the Company which have not been paid or otherwise finally settled and resolved;

                        (ii) the Company has not waived the statute of limitations in respect of any Tax or agreed to any extension of time with respect to the assessment of any Tax; and

                        (iii) the Company is not currently under audit with respect to Taxes by any governmental authority, and no such authority in a jurisdiction where the Company does not file Tax returns or pay Taxes has claimed that the Company is required to file Tax returns or otherwise is subject to taxation.

                (d) Withholding Taxes. The Company has withheld and paid all
                    -----------------
Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

                (e) Tax Sharing or Allocation Agreements. The Company is not a
                    ------------------------------------
party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

                (f) Prior Affiliated Groups. The Company has never been a member
                    -----------------------
of an affiliated group of corporations, within the meaning of Section 1504 of the Code (as hereinafter defined).

                (g) Taxes. For purposes of this Agreement, "Taxes" shall mean
                    -----
all federal, state, local, foreign and other taxes, assessments, or other governmental charges, including, without limitation, income, estimated income, business, occupation, franchise, property, sales, gross receipts, excise, employment, or withholding taxes, including interest, penalties and additions in connection therewith.

        SECTION 3.17. PENSION AND EMPLOYEE BENEFIT PLANS.
                      ----------------------------------

                (a) For purposes of this Agreement, the terms set forth below shall have the following meanings:

                        (i) "Code": The Internal Revenue Code of 1986, as
                             ----
     amended, together with the regulations promulgated thereunder;

                        (ii) "Employee Plans": All plans, programs,
                              --------------
     arrangements, practices or contracts pursuant to which the Company provides or is obligated to provide or has within the last six years been obligated to provide, directly or indirectly, benefits or compensation to or on behalf of employees or former employees of the Company, whether formal or informal, whether or not written, whether or not terminated, including but not limited to the following:

                                (A) Executive Arrangements -- any bonus, incentive compensation, stock option, deferred compensation, commission, severance, golden parachute or other executive compensation plan, employment contract, arrangement or practice;

                                (B) ERISA plans -- any Pension Plan or Welfare Plan, as defined in Section 3 of ERISA, including but not limited to any multi-employer plan, defined benefit pension plan, profit sharing plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, or any plan, fund, program, arrangement or practice providing for medical hospitalization, accident, sickness, disability, severance pay or life insurance benefits; and

                                (C) Other Employee Fringe Benefits -- any stock purchase, vacation, scholarship, day care, prepaid legal services, severance pay, or fringe benefit plan, program, arrangement, contract, or practice;

                        (iii) "ERISA": The Employee Retirement Income Security
                               -----
     Act of 1974, as amended, and the rulings and regulations thereunder; and

                        (iv) "ERISA Affiliate": A corporation that is or was a
                              ---------------
     member of a controlled group of corporations with the Company or a trade or business that is under common control with the Company or which together with the Company is treated as a single employer, in each case within the meaning of Section 414 of the Code.

                (b) Schedule 3.17 lists or describes all Employee Plans
                    -------------
maintained or contributed to by the Company pursuant to which the Company provides benefits or compensation to or on behalf of employees or former employees of the Company. The Company has no ERISA Affiliates.

                (c) Each Employee Plan (and related trust or funding vehicle, if any) has at all times been administered and maintained in accordance with its terms and the applicable law including, without limitation, the filing of Forms 5500 and all other applicable reports.

                (d) Except to the extent set forth in Schedule 3.17, to the
                                                      -------------
extent any Employee Plan is subject to approval by any governmental agency, such Employee Plan has received such approval and such approval is current.

                (e) The Company is not subject to, and no facts exist which could subject the Company to, any liability whatsoever which is directly or indirectly related to any Employee Plan, including, but not limited to, liability for benefits payments or related claims (other than the ordinary claims by participants or beneficiaries which have been made for benefits called for under the terms of such Employee Plans), any liability for any Tax or related penalty under the Code, or liability for any damages or penalties arising under Title I or Title IV of ERISA.

                (f) No Employee Plan has engaged in or been a party to any "prohibited transaction" (as defined in ERISA or the Code), and the Company has not incurred, and does not reasonably expect to incur, any liability under Chapter 43 of the Code or Section 502 of ERISA with respect to any Employee Plan.

                (g) Except as set forth in Schedule 3.17, no ERISA Welfare Plan
                                           -------------
provides benefits to former employees of the Company, other than continuation coverage required by Section 4980B of the Code and Section 601 of ERISA.

                (h) There are no pending or threatened claims, suits or other proceedings with respect to any Employee Plan other than the ordinary claims by participants or beneficiaries which have been made for benefits called for under the terms of such Employee Plans and which will be paid under such Employee Plans in the ordinary course.

                (i) There is no requirement that the Buyer or ProVesa make any further contributions to any Employee Plan after the date of this Agreement, and each Employee Plan which provides benefits to or on behalf of employees or former employees of the Company may be terminated by the Buyer or ProVesa in its sole discretion without liability of any kind or description whatsoever to Buyer, ProVesa or any other person, entity or governmental agency.

                (j) The Company is not a party to or obligated under any agreement, plan, contract or other arrangements that will result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 28OG of the Code.

        SECTION 3.18. LABOR AND EMPLOYMENT MATTERS. Except to the extent set
                      ----------------------------
forth in Schedule 3.18:
         -------------

                (a) the Company is not a party to any collective bargaining agreements;

                (b) the Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health and is not engaged in any unfair labor or unfair employment practices;

                (c) there is no unfair labor practice, charge or complaint or any other matter against or involving the Company pending or, to the knowledge of the Shareholders, threatened before the National Labor Relations Board or any court of law;

                (d) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of the Shareholders, threatened against the Company, and the Company has not experienced any organized work stoppage, organizational drive or other labor difficulty since its inception;

                (e) there are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, to the knowledge of the Shareholders, threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against the Company, and to the knowledge of the Shareholders, no basis for any such claim exists; and

                (f) there are no citations, investigations, administrative proceedings or formal complaints of violations of local, state or federal occupational safety and health laws pending, or to the knowledge of the Shareholders, threatened before the Occupational Safety and Health Review Commission or any federal, state or local agency or court against the Company.

                (g) Schedule 3.18(g) lists all employment, consulting, loan-out,
                    ----------------
retainer or other contracts or agreements involving any person employed by the Company as an employee or independent contractor to which the Company is a party or by which it is bound. The Company is not and no other party to any such agreement or contract is in default with respect to any material term or condition thereof (including the making of contributions and recording services therefor), nor has any event occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto.

                (h) Schedule 3.18(h) lists the names and current compensation
                    ----------------
levels of all employees and consultants of the Company.

        SECTION 3.19. ENVIRONMENTAL MATTERS.
                      ---------------------

                (a) The operations of the Company comply, and have complied, in all respects with all applicable environmental laws.

                (b) The Company has obtained all environmental, health and safety permits, approvals, licenses and other authorizations necessary for the operation of the Company's business, all of which are valid and in good standing and are not subject to any modification or revocation proceeding, and the Company is in compliance in all respects with all terms and conditions thereof.

                (c) The Company has not received any written notice of any pending or threatened investigation, proceeding or claim to the effect that it is or may be liable to any person, or responsible or potentially responsible for the costs of any remedial or removal action or other cleanup costs, as a result of noncompliance with any applicable environmental laws or arising out of the presence, generation, storage or disposal of hazardous waste, including liability under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, or any state superfund law, and there is no past or present action, activity, condition or circumstance that could be expected to give rise to any such liability on the part of the Company to any person, or for any such cleanup costs.

        SECTION 3.20. AGREEMENTS AFFECTING COMPETITION. Except as set forth in
                      --------------------------------
Schedule 3.20, the Company is neither a party to nor bound by any agreement
-------------
which presently restricts or precludes the Company or any present or future affiliate of the Company from conducting any business anywhere in the world, or upon the occurrence of any event, the giving of notice or the passage of time, by its terms would have such an effect.

        SECTION 3.21. TRANSACTIONS WITH RELATED PARTIES. Except as set forth in
                      ---------------------------------
Schedule 3.21 or in connection with customary transactions in the ordinary
-------------
course of business, no officer, director or shareholder of the Company or any relative or affiliate thereof:

                (a)  owes money to the Company;

                (b)  has any claim against the Company;

                (c) has any interest in any property or assets used by the Company in its business;

                (d) has any benefits which are contingent on the transactions contemplated by this Agreement, other than as stated herein;

                (e) has any agreement with the Company that is not terminable by the Company without penalty or notice;

                (f) has any agreement providing severance benefits or other benefits (which are conditioned upon a change of control) after the termination of employment of such employee regardless of the reason for such termination of employment; or

                (g) has any agreement or plan, any of the benefits of which will be increased, vested or accelerated by the occurrence of any of the transactions contemplated by this Agreement.

        SECTION 3.22. MAJOR VENDORS AND CUSTOMERS. Schedule 3.22 sets forth a
                      ---------------------------  -------------
list of each licensor, developer, remarketer, distributor and supplier of property or services to, and each licensee, end-user or customer of, the Company, to whom the Company paid or billed in the aggregate in excess of $25,000 during calendar year 1996 or 1997.

        SECTION 3.23. ABSENCE OF CERTAIN COMMERCIAL PRACTICES. Since January 1,
                      ---------------------------------------
1995, neither the Company, any of its directors, officers, agents, affiliates or employees, nor any other person acting on behalf of the Company or any shareholder, has (a) given or agreed to give any gift or similar benefit having a value of $1,000 or more to any customer, supplier or governmental employee or official or any other person, for the purpose of directly or indirectly furthering the business of the Company, (b) used any corporate funds for contributions, payments, gifts or entertainment, or made any expenditures relating to political activities to government officials or others in violation of any applicable laws, or (c) received any unlawful contributions, payments, gifts or expenditures in connection with the business of the Company.

        SECTION 3.24. ACCOUNTS RECEIVABLE. Schedule 3.24 is a complete and
                      -------------------  -------------
accurate schedule of the accounts receivable of the Company as of September 30, 1998, as reflected in the balance sheet as of that date, included in the Financial Statements, together with an accurate aging of these accounts. These accounts receivable, and all accounts receivable of the Company created after that date, arose from valid transactions in the ordinary course of business and will be good and collectible at the recorded amounts thereof. No portion of the accounts receivable is subject to counterclaim or setoff.

        SECTION 3.25. DISCLOSURE. No representation, warranty, or statement
                      ----------
made by the Company or any Shareholder in this Agreement or in any document or certificate furnished or to be furnished to Buyer and ProVesa pursuant to this Agreement contains or will contain any untrue statement or omits or will omit to state any fact necessary to make the statements contained herein or therein not misleading. All facts known or reasonably available to the Company and all Shareholders that are material to the financial condition, operation, or prospects of the Company's business and assets have been disclosed to Buyer and ProVesa.

        SECTION 3.26. YEAR 2000. The Software is designed to be used prior to,
                      ---------
during, and after the calendar year 2000 AD, and the Software will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century or any leap year (the "Year 2000 issue"). The Company's internal systems and software and the network connections it maintains are adequately programmed to address the Year 2000 issue. Copies of any certificates or warranties made by or given to the Company regarding the Year 2000 issue are attached to this Agreement as Schedule 3.26.
                                                                -------------

        SECTION 3.27. SHAREHOLDERS' ADDITIONAL REPRESENTATIONS'. To induce the
                      -----------------------------------------
Buyer and ProVesa to enter into this Agreement, each Shareholder represents and warrants to the Buyer and ProVesa as follows:

                (a) Such Shareholder has the right, power, capacity and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; this Agreement has been duly and validly executed and delivered by such Shareholder and is entered into voluntarily without promise or benefit other than as set forth herein; and this Agreement constitutes such Shareholder's legal, valid and binding obligation, enforceable in accordance with its terms.

                (b) Such Shareholder owns, of record and beneficially, valid title to his respective Shareholder Shares, and such shares are free and clear of all Liens, Claims (as defined below) and encumbrances. Other than the Shareholder Shares owned by each Shareholder and the 4,000 shares of 8.4% Preferred Stock owned by Edelcup, such Shareholder does not own, beneficially or of record, or have any right to acquire, now or in the future, any shares of Common Stock or other securities of any kind of the Company. The execution, delivery and performance of this Agreement by such Shareholder will not conflict with or result in a breach of any agreement, instrument, order, injunction, decree, statute, rule or regulation applicable to such Shareholder or any of its material assets. The execution, delivery and performance of this Agreement by such Shareholder does not require the consent or approval of any third party or governmental agency or authority which has not been obtained (and a copy of which is attached hereto).

                (c) Each Shareholder represents and warrants that the Company generally has good relationships with its customers and that such Shareholder has no reason to believe that any of those customers would not be agreeable to consider entering into item or data processing contracts with Buyer or its affiliates.

                                   ARTICLE 4
              REPRESENTATIONS AND WARRANTIES OF BUYER AND PROVESA
              ---------------------------------------------------

The Buyer and ProVesa hereby represent and warrant to the Company and the Shareholders as follows:

                (a) Corporate Existence. Buyer is a corporation duly organized,
                    -------------------
validly existing and in good standing under the laws of the State of Florida. ProVesa is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia.

                (b) Corporate Power and Authorization. Buyer and ProVesa have
                    ---------------------------------
the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Buyer and ProVesa have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and ProVesa and constitutes the legal, valid and binding obligation of Buyer and ProVesa enforceable against them in accordance with its terms.

                (c) Validity of Contemplated Transactions, etc. The execution,
                    ------------------------------------------
delivery and performance of this Agreement by Buyer and ProVesa does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party to, (a) any existing law, ordinance, or governmental rule or regulation to which Buyer or ProVesa is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Buyer or ProVesa, (c) the charter documents or By-Laws of, or any securities issued by, Buyer or ProVesa, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Buyer or ProVesa is a party or by which either is otherwise bound. Except as aforesaid, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by Buyer or ProVesa.

                (d) Broker's or Finder's Fees. Neither ProVesa nor Buyer has
                    -------------------------
authorized any person to act as broker, finder, or in any other similar capacity in connection with the transactions contemplated by this Agreement.


                                   ARTICLE 5
                    COVENANTS AND AGREEMENTS OF SHAREHOLDERS
                    ----------------------------------------

        SECTION 5.1. GENERAL RELEASE. As part of the agreements set forth
                     ---------------
herein and in consideration of the Buyer's agreement to purchase the shares as set forth herein, to the fullest extent permitted by law, each Shareholder hereby fully and forever releases, remises, acquits, and discharges the Company, ProVesa and the Buyer, and their past, present and future subsidiaries, officers, directors, employees, shareholders, attorneys, agents, successors, assigns, representatives and affiliates (collectively, the "Releasees"), of and from all claims (as defined by Section 101 of the United States Bankruptcy Code, as amended), debts, demands, actions, causes of action, suits, accounts, damages and liabilities of every name and nature, both in law and in equity, whether known or unknown (collectively, the "Claims"), that the Shareholder now has, ever had or may, at any time, claim to have had against any of the Releasees, including any and all Claims arising on or prior to the date of this Agreement.

        SECTION 5.2. COVENANT NOT TO SUE. Each Shareholder covenants not to sue
                     -------------------
or otherwise institute, cause to be instituted or in any way participate in, any legal or administrative proceeding against any of the Releasees with respect to any Claims. Each Shareholder represents and warrants to the Releasees that it has not voluntarily or involuntarily assigned or suffered any transfer of any of the Claims to any other person or entity, and it agrees to indemnify and hold harmless the Releasees from and against any loss, damage, liability, cost and expense (including, but not limited to, attorneys' fees incurred in connection therewith or in connection with enforcing this indemnity) asserted against, imposed on or incurred by any Releasee by reason of any of such Claims which were effectively or purportedly assigned or transferred by the Shareholder.

        SECTION 5.3. CONFIDENTIALITY. Each Shareholder recognizes the interest
                     ---------------
of ProVesa, Buyer and the Company in maintaining the confidential nature of the proprietary and other business and commercial information of the Company. In connection therewith, each Shareholder covenants that, for a period of two (2) years after the date of this Agreement, such Shareholder shall not, directly or indirectly, except as authorized by the Board of Directors of the Company (the "Board of Directors"), publish, disclose or use for his own benefit or for the benefit of a business or entity or otherwise, any secret or confidential matter, or proprietary or other information not in the public domain that was acquired by Shareholder relating to the Company's businesses, operations, customers, suppliers, products, employees, financial affairs or industry practices, technology, know-how or intellectual property or other similar information (the "Proprietary Information").

        Each Shareholder will abide by the Buyer's and the Company's policies and regulations, as established from time to time, for the protection of its Proprietary Information. Each Shareholder acknowledges that all records, files, data, documents and the like relating to suppliers, customers, costs, prices, systems, methods, personnel, technology and other materials relating to the Company and/or the Buyer or their affiliated entities shall be and remain the sole property of the Company and/or the Buyer and/or such affiliated entity and shall, upon the request of the Company, ProVesa or the Buyer, turn over all copies of such Proprietary Information to the Company, ProVesa or the Buyer (together with a written statement certifying as to his compliance with the foregoing).

        SECTION 5.4. NON-SOLICITATION OF CUSTOMERS. For a period of two (2)
                     -----------------------------
years after the date of this Agreement, each Shareholder shall not directly or indirectly, through one or more intermediaries or otherwise, solicit, direct or appropriate, or attempt to solicit, direct or appropriate, Customers, to induce or encourage them to acquire or obtain from anyone other than the Company, ProVesa or the Buyer, service competitive with or substitute for any Company Service. For purposes of this Section, a "Customer" refers to any person or group of persons with whom the Shareholder has direct material contact with regard to selling, delivery or support of Company Services, including servicing such person's or group's account, during the period of one (1) year preceding the date hereof; and "Company Services" refers to the services that the Company, ProVesa or the Buyer offered or sold within six (6) months prior to the date hereof.

        SECTION 5.5. NON-SOLICITATION OF EMPLOYEES. For a period of two (2)
                     -----------------------------
years after the date of this Agreement, each Shareholder shall not, directly or indirectly, through one or more intermediaries or otherwise, employ, induce, solicit for employment, or assist others in employing, inducing or soliciting for employment any individual who is at any time during such period an employee or consultant of the Company, ProVesa or the Buyer for the purpose of providing services that are the same or similar to the types of services offered to or engaged in by the Company, ProVesa or the Buyer as of the date hereof.

        SECTION 5.6. TRADE SECRETS. Each Shareholder shall not, at any time,
                     -------------
use or disclose any Trade Secrets (as defined under applicable law) of the Company, ProVesa, or the Buyer, or any of their respective subsidiaries, except in fulfillment of his duties as an employee of the Company or any affiliate thereof, for so long as the pertinent information or data remain Trade Secrets, whether or not the Trade Secrets are in written or tangible form.

        SECTION 5.7. CONSIDERATION. Each Shareholder agrees and acknowledges
                     -------------
that the covenants contained herein are provided in connection with the sale of all of the capital stock of a business by Shareholder to the Buyer. Each Shareholder acknowledges that his entering into the agreements provided for in this Article constitutes a major portion of the consideration for the entry by the Buyer and ProVesa into this Agreement, and that this Agreement (including payment by the Buyer of the Purchase Price) is of direct and material benefit to Shareholder and is good and adequate consideration for the covenants given herein. Each Shareholder also acknowledges that ProVesa, the Buyer and the Company have a legitimate present and future expectation of business within the geographic areas presently served by the Company and from the present customers of the Company. Each Shareholder acknowledges the reasonableness of the term and scope of the covenants set forth in this Agreement, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Each Shareholder further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed in such a way as to provide a standard of living for himself, the members of his family, and those dependent upon him or the sort and fashion to which he and they have become accustomed and may expect.


                                   ARTICLE 6
                    COVENANTS AND AGREEMENTS OF THE PARTIES
                    ---------------------------------------

SECTION 6.3. CONDUCT OF BUSINESS. Between the date hereof and the Closing Date,
             -------------------

                (a) The Company shall conduct its business diligently and in the ordinary course, consistent with past practice. Without limiting the generality of the foregoing, the Company will use commercially reasonable efforts to:

                        (i) maintain its status in good standing in all jurisdictions in which it is required to be qualified or registered to conduct its business;

                        (ii) maintain all of its tangible assets in good operating condition and maintain the protection of all intellectual property in substantially the same standing as exists on the date hereof;

                        (iii) continue performance in the ordinary course of its obligations under its contracts and agreements;

                        (iv) preserve its business organization intact, keep available its present officers and employees, and preserve its present relationships with suppliers, customers and others having business relationships with it; and

                        (v) maintain its existing insurance, subject to variations in amount required by the ordinary operations of its business.

                (b) The Company will not (a) amend its Articles of Incorporation or Bylaws, (b) issue any shares of its capital stock, or (c) issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional shares of its capital stock of any class might be directly or indirectly authorized or issued.

                (c) Except as consented to in writing by the Buyer or ProVesa, the Company will not grant any increase in salaries to any officer, employee, sales agent or representative, or alter or increase benefits payable to any such person under any Employee Plan or other contract or commitment, other than in the ordinary course of business.

                (d) The Company will not, without the Buyer's or ProVesa's written consent:

                        (i) incur or consent to the incurrence of any single obligation or other liability in excess of $25,000 except for inventory and supplies purchased in the ordinary course of business consistent with past practices;

                        (ii) consent to any Lien on any of its assets, except as set forth in Schedule 6.5; or

                        (iii) sell or otherwise dispose of any of its assets, except in the ordinary course of business.

                (e) The Company will not modify, amend, cancel or terminate any of its existing contracts or agreements with any party named in Schedule 3.22, or agree to do any of those acts, except in the ordinary course of business.

                (f) The Company and the Shareholders shall not, and shall use their best efforts to cause the Company's officers, directors, employees, agents and representatives not to, directly or indirectly, encourage, solicit, engage in discussions with, or provide any information to any person or group (other than Buyer) concerning any sale or other disposition of all or any substantial part of the Company. The Company shall promptly communicate to Buyer or ProVesa any inquiries or communications concerning any such transaction that it or any of its executive officers may receive or of which it or any such person may become aware.

                (g) The Shareholders agree to obtain the consent of Buyer or ProVesa prior to settling any Tax audit or other examination which relates to periods ending prior to the Closing Date.

          SECTION 6.3. VOTING OF THE SHARES. Each Shareholder agrees to vote
                       --------------------
all shares of capital stock owned by such Shareholder in favor of the Merger at the special meeting of the Company's shareholders on October 23, 1998. Each Shareholder will use his best efforts to obtain unanimous approval of the Merger as shall not take any action to encourage any shareholder of the Company to vote its shares against the Merger or to assert dissenter's rights.

                                   ARTICLE 7
           CONDITIONS PRECEDENT TO BUYER'S AND PROVESA'S OBLIGATIONS
           ---------------------------------------------------------

        The obligations of Buyer and ProVesa to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set forth below. The Buyer and ProVesa may waive any or all of these conditions in whole or in part without prior notice; provided, however, that except to the extent, if any, that such waiver
--------  -------
constitutes an election of remedies under Georgia law, no such waiver of a condition shall constitute a waiver by the Buyer or ProVesa of any of their other rights or remedies, at law or in equity, if the Company or the Shareholders shall be in default of any of their representations, warranties or covenants under this Agreement.

        SECTION 7.1. ACCURACY OF REPRESENTATIONS. The representations and
                     ---------------------------
warranties of the Company and the Shareholders in this Agreement or any Schedule hereto or in any written statement delivered by them at or prior to the Closing to the Buyer or ProVesa under this Agreement shall be true in all material respects as of the date hereof and on and as of the Closing Date as though made at that time.

        SECTION 7.2. PERFORMANCE OF COMPANY AND SHAREHOLDERS. The Company and
                     ---------------------------------------
the Shareholders shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them on or before the Closing Date.

        SECTION 7.3. MATERIAL CHANGES. During the period from September 30,
                     ----------------
1998 to the Closing Date, there shall not have been any material adverse change in the financial condition or the results of operations of the Company, and the Company shall not have sustained any material loss or damage to its assets, whether or not insured, that materially affects its ability to conduct a material part of its business.

        SECTION 7.4. ABSENCE OF LITIGATION. No action, suit or proceeding
                     ---------------------
before any court, governmental body or authority, other than routine regulatory and tax inspections, audits and reviews, pertaining to the transactions contemplated by this Agreement or its consummation, shall have been instituted or threatened.

        SECTION 7.5. CERTIFICATES OF THE COMPANY AND SHAREHOLDERS. The Buyer
                     --------------------------------------------
and ProVesa shall have received certificates, dated the Closing Date, signed by the Company and the Shareholders, certifying that the conditions specified in Sections 7.1, 7.2, 7.3 and 7.4 have been fulfilled.

        SECTION 7.6. CORPORATE APPROVAL. The execution and delivery of this
                     ------------------
Agreement by the Company, and the performance of its covenants and obligations hereunder, shall have been duly authorized by the Company's Board of Directors and its shareholders, and the Buyer and ProVesa shall have received copies of all resolutions pertaining to those authorizations, certified by the Secretary of the Company.

        SECTION 7.7. APPROVALS. This Agreement and the transactions
                     ---------
contemplated hereby shall have received all approvals, consents, authorizations and waivers from governmental and regulatory agencies and other third parties (including lenders and lessors) required to consummate the transactions contemplated hereby, which, either individually or in the aggregate, if not obtained would have a Material Adverse Effect.

        SECTION 7.8. EMPLOYMENT AGREEMENTS. At or prior to Closing, each of the
                     ---------------------
Shareholders shall have entered into Employment Agreements substantially in the form attached hereto as Exhibit 7.8, the effectiveness of which shall be expressly contingent upon the occurrence of Closing.


                                   ARTICLE 8
                   CONDITIONS PRECEDENT TO THE COMPANY'S AND
                   ------------------------------------------
                         THE SHAREHOLDER'S OBLIGATIONS
                         -----------------------------

        The obligations of the Company and the Shareholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set forth below. The Company and the Shareholders may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition
                      --------  -------
shall constitute a waiver by the Company or the Shareholders of any of their other rights or remedies, at law or at equity, if the Buyer or ProVesa shall be in default of any of their representations, warranties or covenants under this Agreement.

        SECTION 8.1. ACCURACY OF REPRESENTATIONS. The representations and
                     ---------------------------
warranties by the Buyer and ProVesa in this Agreement or in any written statement delivered to the Company under this Agreement shall be true in all material respects as of the date hereof and on and as of the Closing Date as though made at that time.

        SECTION 8.2. PERFORMANCE OF BUYER AND PROVESA. The Buyer and ProVesa
                     --------------------------------
shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

        SECTION 8.3. ABSENCE OF LITIGATION. No action, suit or proceeding
                     ---------------------
before any court, governmental body or authority, other than routine regulatory and tax inspections, audits and reviews, pertaining to the transactions contemplated by this Agreement or its consummation, shall have been instituted or threatened.

        SECTION 8.4. CERTIFICATES OF THE BUYER. The Company shall have received
                     -------------------------
a certificates, dated the Closing Date, signed by the Buyer's and ProVesa's president or vice president and secretary or assistant secretary, certifying that the conditions specified in Sections 8.1, 8.2 and 8.3 have been fulfilled.

        SECTION 8.5. CORPORATE APPROVAL. The execution and delivery of this
                     ------------------
Agreement by the Buyer and ProVesa and the performance of their respective covenants and obligations hereunder, shall have been duly authorized by the Board of Directors of Buyer and ProVesa and the sole shareholder of Buyer. The Shareholders and the Company shall have received copies of all resolutions pertaining to these authorizations, certified by their respective corporate secretaries.

        SECTION 8.6. THIRD PARTY APPROVALS. This Agreement and the transactions
                     ---------------------
contemplated hereby shall have received all approvals, consents, authorizations and waivers from governmental and regulatory agencies required to consummate the transactions, which, either individually or in the aggregate, if not obtained would have a Material Adverse Effect on the financial condition, results of operation or business of the Company.

        SECTION 8.7. EMPLOYMENT AGREEMENTS. At or prior to Closing, each of the
                     ---------------------
Shareholders and ProVesa shall have entered into Employment Agreements substantially in the form attached hereto as Exhibit 7.9, the effectiveness of which shall be expressly contingent upon the occurrence of Closing.


                                   ARTICLE 9
                                    CLOSING
                                    -------

        SECTION 9.1. TIME AND PLACE OF CLOSING. The closing ("Closing") of the
                     -------------------------
transactions contemplated hereunder shall take place as soon as practicable after execution and delivery of this

Agreement on such date as the parties shall agree, but in no event later than October 31, 1998 ("Closing Date"), and effective as of the Effective Time. The Closing shall take place at the offices of Nelson Mullins Riley & Scarborough, L.L.P., 999 Peachtree Street, Suite 1400, Atlanta, Georgia 30309 at 10:00 a.m., Atlanta Time, on the Closing Date.

        SECTION 9.2. DELIVERIES BY THE COMPANY. At the Closing, the Company and
                     -------------------------
the Shareholders shall deliver to Buyer and ProVesa:

                (a) stock certificates evidencing all of the shares of Common Stock and 8.4% Preferred Stock, canceled or duly endorsed in blank or with stock powers endorsed in blank;

                (b) original option agreements for the options to be purchased by the Buyer, marked canceled;

                (c) Articles of Incorporation of the Company, certified by the Secretary of State of the State of Florida, and a true and correct copy of the Bylaws of the Company, certified as of the Closing Date by the Secretary of the Company;

                (d) good standing certificates relating to the Company from the State of Florida and each other jurisdiction in which the Company is qualified to conduct business;

                (e) the corporate seal and all stock ledgers and minute books of the Company in existence as of the Closing, accompanied by a certificate of the Secretary of the Company certifying that the stock ledgers and minutes books are, to the best of his information and belief, true, correct and complete as of the Closing Date;

                (f) the Merger Documents, including the Articles of Merger and Plan of Merger, duly executed by the Company;

                (g) a Secretary's Certificate attesting to the incumbency of the officers of the Company executing this Agreement and the other certificates and agreements delivered by the Company at the Closing; and

                (h) the documents and instruments referred to in Article 7 hereof.

        SECTION 9.3. DELIVERIES BY BUYER AND PROVESA. At the Closing, Buyer and
                     -------------------------------
ProVesa shall deliver to the Company:

                (a) a Secretary's Certificate attesting to the incumbency of the officers of Buyer and ProVesa executing this Agreement and the other certificates and agreements delivered by Buyer and ProVesa at the Closing;

                (b) resolutions of the Board of Directors of Buyer and ProVesa authorizing the execution and delivery of this Agreement and the performance of the transactions contemplated hereby, certified by the respective Secretary of Buyer and ProVesa;

                (c) the Merger Documents, including the Articles of Merger and Plan of Merger, duly executed by Buyer and ProVesa, as applicable; and

                (d) the documents and instruments referred to in Article 8 hereof.

        SECTION 9.4. POST CLOSING DELIVERIES AND POWER OF ATTORNEY. The
                     ---------------------------------------------
Shareholders, ProVesa and Buyer agree that, from time to time after the Closing, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intent of this Agreement. Each Shareholder absolutely and irrevocably appoints Buyer and ProVesa as his true and lawful agent and attorney-in-fact, with full power of substitution, in the name of such Shareholder, to execute and do all such assurances, acts and things which such Shareholder has covenanted and agreed to do under this Agreement but which such Shareholder has failed to execute or do within three (3) days of Buyer's or ProVesa's request therefor, including but not limited to executing, on behalf of such Shareholder, such transfer or conveyance documents and other agreements that Buyer or ProVesa may deem proper in and for the exercise of any such powers, authorities or discretion. This Power of Attorney grants to Buyer and ProVesa, as agent for each Shareholder, all powers granted to agents and attorneys-in-fact generally under applicable law. Each Shareholder hereby ratifies and confirms and agrees to ratify and confirm whatever lawful acts Buyer or ProVesa shall do in the exercise of the power of attorney granted to Buyer and ProVesa hereby, which power of attorney shall be deemed to be coupled with an interest, is irrevocable and shall survive the disability, incapacity or incompetency of each Shareholder.


                                   ARTICLE 10
                                  TERMINATION
                                  -----------

        SECTION 10.1. TERMINATION. Notwithstanding anything herein to the
                      -----------
contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

                (a) by mutual written consent of the Shareholders, the Company, the Buyer and ProVesa;

                (b) by the party not in breach in the event of a material breach of this Agreement by the Company or the Shareholders on the one hand and Buyer or ProVesa on the other hand; or

                (c) by any of the Company, ProVesa or the Buyer if the Closing has not occurred prior to November 15, 1998.

        SECTION 10.2. EFFECT OF TERMINATION. If this Agreement is terminated as
                      ---------------------
provided above, this Agreement shall become void and be of no further force or effect, and no party shall have any further liability to any other party hereunder as a result of such termination.

                                   ARTICLE 11
                           SURVIVAL; INDEMNIFICATION
                           -------------------------

        SECTION 11.1. SURVIVAL. The parties' respective representations and
                      --------
warranties contained in this Agreement will survive execution and delivery of this Agreement and Closing and shall remain in full force and effect until December 31, 2001; provided, however, that the representations and warranties
                   --------  -------
set forth in Sections 3.1, 3.2 and 3.4 shall survive the execution and delivery of this Agreement for a period of five years from the date of this Agreement; and provided, further, that the representations and warranties set forth in
    --------  -------
Section 3.16 shall survive until expiration of any applicable statute of limitations (including any extensions thereof) which will preclude assertion of Tax claims against the Company for matters existing on or prior to the date of this Agreement. Any claim made or notice of a claim given as to any breach or alleged breach of a representation or warranty shall extend the applicable survival period set forth above until such claim has been resolved and satisfied by agreement of the parties or by the entry of a final, non-appealable judgment of a court having jurisdiction over such claim.

        SECTION 11.2.  INDEMNIFICATION.
                       ---------------

                (a) Indemnification by Shareholders. Subject to the terms of
                    -------------------------------
this Article 11, the Shareholders hereby, jointly and severally, covenant and agree to indemnify, defend, save and hold harmless Buyer, ProVesa and the Company and their respective officers, directors, employees, agents, affiliates or any of their respective successors, assigns or personal representatives (collectively, the "Buyer Indemnified Parties"), from and against any demands, claims, actions, losses, damages, deficiencies, liabilities, costs and expenses (including, without limitation, reasonable attorneys' and accountants' fees and expenses), together with interest and penalties, if any, awarded by court order or otherwise agreed to (collectively, "Indemnifiable Damages"), suffered by the Buyer Indemnified Parties which arise out of or result from:

                        (i) any misrepresentation in or breach of any of the representations, warranties or covenants made by the Shareholders in this Agreement;

                        (ii) any misrepresentation in a document, certificate or affidavit delivered by or on behalf of the Shareholders in connection with this Agreement; or

                        (iii) the continued existence after the execution of this Agreement of any Lien in violation of this Agreement;

                        (iv) any guaranty or other material liability of the Company not otherwise disclosed hereunder or in any Schedule hereto; or

                        (v) the assertion of any claim by any Shareholder or any other person or entity arising out of consummation of the transactions contemplated by this Agreement.

                        (vi) any claim alleging misconduct of, by or under the control of the Company or any Shareholder which is criminal or of a grossly negligent character that is attributable to events occurring prior to the execution of this Agreement.

                (b) Indemnification by Buyer and ProVesa. Subject to the terms
                    ------------------------------------
of this Article 11, Buyer and ProVesa covenant and agree to indemnify and hold harmless the Shareholders from and against any Indemnifiable Damages suffered by them which arise out of or result from:

                        (i) any misrepresentation in or breach of any of the representations, warranties or covenants made by Buyer or ProVesa in this Agreement; or

                        (ii) any misrepresentation in a document, certificate or affidavit delivered by Buyer or ProVesa in connection with this Agreement when executed.

                (c) Limitations on Amount. None of ProVesa, Buyer or the
                    ---------------------
Shareholders will have liability (for indemnification or otherwise) with respect to the matters described in clause 11.2(a) or 11.2(b) or for any other matter unless and until the total of all damages with respect to such matters exceeds $25,000. However, this provision in Section 11.3(c) will not apply to any breach of any of the representations and warranties of the Company, the Shareholders, ProVesa or the Buyer where said party had knowledge at any time prior to the date on which such representation or warranty is made that the representation or warranty was not accurate. Further, the provisions of this Section 11.3(c) will not apply to an intentional breach by either the Buyer, ProVesa or the Shareholders of any covenant or obligation.

        SECTION 11.3.  PROCEDURE FOR THIRD-PARTY CLAIMS.
                       --------------------------------

                (a) Promptly after obtaining knowledge of any claim or demand which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder, the party seeking indemnification shall give written notice of such claim ("Notice of Claim") to the other party. The Notice of Claim shall set forth a brief description of the facts giving rise to such claim and the amount (or a reasonable estimate) of the liability, loss, damage or expense suffered, or which may be suffered, by the party seeking indemnification, and shall be accompanied by all documentation in the case of a third-party claim against the indemnified party.

                (b) Upon receiving the Notice of Claim, the indemnifying party shall resist, settle or otherwise dispose of such claim in such manner as it shall deem appropriate, including the employment of counsel, and shall be responsible for the payment of all settlements, judgments, costs and expenses, including the reasonable fees and expenses of any counsel retained. The indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the indemnified party's expense unless:

                        (i) the employment has been specifically authorized by the indemnifying party in writing;

                        (ii) the indemnifying party has improperly failed to assume the defense and employ counsel; or

                        (iii) the named parties to any action (including any impleaded parties) include the Buyer, ProVesa and/or the Company and the Shareholders, and the indemnified party has been advised by such counsel that representation of Buyer, ProVesa and/or the Company and Shareholders by the same counsel would be inappropriate under applicable standards of professional conduct due to actual or potential differing interests between them (in which case, if the indemnified party notifies the indemnifying party in writing that the indemnified party elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall have neither the right nor the obligation to assume the defense of such action on behalf of the indemnified party).

                (c) The party seeking indemnification shall comply with the foregoing procedure for each claim arising hereunder, whether or not the amount of such claims exceeds any minimum amount. The indemnified party shall cooperate with the indemnifying party in defending any such claim and provide any books, records, information or testimony requested, which is in the hands of or under the control of the indemnified party or obtainable by the indemnified party without unreasonable expense.


                                   ARTICLE 12
                                OTHER AGREEMENTS
                                ----------------

        SECTION 12.1. EFFECTIVE DATE. Notwithstanding the actual date of
                      --------------
execution and delivery of this Agreement, the parties agree that, for all purposes (including legal, tax and accounting), this Agreement shall be deemed dated and effective as of October 31, 1998.

        SECTION 12.2. ARBITRATION. Any dispute, controversy or claim arising
                      -----------
out of or relating to this Agreement or any other related Merger Documents, agreements, certificates or other writing, or the breach, termination, construction, validity or enforceability hereof or thereof, shall be settled by binding arbitration held in Atlanta, Georgia in accordance with the rules of the American Arbitration Association in force at the time. Termination or limitation of the Buyer's or ProVesa's rights in any of its software, products, or any associated intellectual property rights or documents may not be awarded under any circumstances. The right to demand arbitration and to receive damages and obtain other available remedies as provided hereunder shall be the exclusive remedy in the event an arbitration demand is made, except that the Buyer and/or ProVesa shall be entitled to obtain equitable relief, such as injunctive relief, from any court of competent jurisdiction to protect its rights in any of its software products or any associated intellectual property rights or documents while such proceeding is pending or in support of any award made pursuant to such arbitration.


                                   ARTICLE 13
                                 MISCELLANEOUS
                                 -------------


        SECTION 13.1. INTEGRATION; SEVERABILITY. This Agreement represents the
                      -------------------------
entire understanding of the Company, Buyer, ProVesa and the Shareholders with respect to the subject matter hereof and there are no other written or oral agreements or understandings between the parties with respect thereto. If for any reason any term, provision or portion thereof of this Agreement is held to be unenforceable, invalid or illegal, such provision or portion thereof shall be deemed modified to the minimum extent necessary to make such provision consistent with the applicable law and the remaining portions and provisions of this Agreement shall continue in full force and effect thereafter.

        SECTION 13.2. JOINT AND SEVERAL LIABILITY. All obligations and
                      ---------------------------
liabilities of the Shareholders hereunder shall be joint and several.

        SECTION 13.3. EXPENSES. All legal, accounting and other costs and
                      --------
expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

        SECTION 13.4. NOTICES. All notices hereunder shall be sufficiently
                      -------
given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service, or to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as follows:

        To the Shareholders:

                Norman S. Edelcup

                -------------------------

                -------------------------

                and

                Robert L. Jackson

                -------------------------

                -------------------------

                with a copy to:

                Wintter & Associates, P.A.

                2239 Hollywood Boulevard
                Hollywood, Florida  33020-6707
                Attn:  Christopher Q. Wintter, Esq.

        To the Company:

                Item Processing of America
                5190 Northwest 167th Street
                Suite 300
                Miami, Florida  33014
                Attn:  President
                Facsimile:  (305) 621-6963

        To Buyer:

                IPA Acquisition Corp.
                c/o The InterCept Group, Inc.
                3150 Holcomb Bridge Road, Suite 200
                Norcross, Georgia  30071
                Attn:  John W. Collins and Donny R. Jackson
                Facsimile: (770) 248-9600

        To ProVesa:

                ProVesa Inc.
                c/o The InterCept Group, Inc.
                3150 Holcomb Bridge Road, Suite 200
                Norcross, Georgia  30071
                Attn:  John W. Collins and Donny R. Jackson
                Facsimile: (770) 248-9600

                With a copy to:

                Susan L. Spencer, Esq.
                Nelson Mullins Riley & Scarborough, L.L.P.
                First Union Plaza  Suite 1400
                999 Peachtree Street, N.E.
                Atlanta, Georgia  30309
                Facsimile:  (404) 817-6151


        SECTION 13.5. PUBLIC ANNOUNCEMENTS. No Shareholder shall make any
                      --------------------
public announcement or other public disclosure regarding this Agreement or its terms without the consent of the Buyer or ProVesa except to the extent that such disclosure is required by applicable law. Notwithstanding the foregoing, the parties may communicate with their respective employees, customers, suppliers, creditors, shareholders and relevant governmental agencies as may be necessary and appropriate in connection with the implementation and consummation of the terms of this Agreement.

        SECTION 13.6. INVALIDITY OF ANY PART. In any provision or part of this
                      ----------------------
Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and shall be construed as if such invalid, illegal or unenforceable provision or part thereof had never been contained herein, but only to the extent of its invalidity, illegality, or unenforceability.

        SECTION 13.7. REMEDIES. Each of the parties acknowledges that money
                      --------
damages would not be a sufficient remedy for any breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. A party's right to specific performance shall be in addition to all other legal or equitable remedies available to such party.

        SECTION 13.8. ASSISTANCE OF COUNSEL. Each party hereto acknowledges
                      ---------------------
that they have had the assistance of counsel in negotiating and preparing the terms of this Agreement; therefore, this Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing the Agreement to be drafted.

        SECTION 13.9. GOVERNING LAW AND JURISDICTION. This Agreement shall be
                      ------------------------------
interpreted and enforced construed in accordance with the laws of the State of Georgia (excluding conflict of laws principles). The Shareholders consent to the exclusive jurisdiction and venue of the courts of any county in the State of Georgia and the United States District Court for any District of Georgia in any action or judicial proceeding brought to enforce, construe or interpret this Agreement or any other Documents or agreements contemplated hereby. The Shareholders agree that any forum other than the State of Georgia is an inconvenient forum and that a suit (or non-compulsory counterclaim) brought by any Shareholder against Buyer or ProVesa or any of their affiliates (including the Releasees) in a court of any state other than the State of Georgia should be forthwith dismissed or transferred to a court located in the State of Georgia.

        SECTION 13.10. ASSIGNMENT; AMENDMENTS; BINDING AGREEMENT. The
                       -----------------------------------------
Shareholders may not assign any of their rights or responsibilities hereunder without the prior written consent of the Buyer or ProVesa; any attempted assignment without such prior written consent of the Buyer or ProVesa shall be null and void. No amendment or modification of this Agreement shall be binding unless the same shall be in writing and executed by the parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors, representatives, receivers, trustees and permitted assigns.

        SECTION 13.11. COUNTERPARTS; FACSIMILES. This Agreement may be executed
                       ------------------------
in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. To the maximum extent permitted by law or by any applicable governmental authority, any document may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document.

                    [Signatures begin on the following page]

        IN WITNESS WHEREOF, this Acquisition and Merger Agreement has been executed by each of the parties as of the date first above written.

Witness:                                 IPA Acquisition Corp.

                                         By: /s/ Donny R. Jackson
--------------------------------------       -----------------------------------
                                             Name:  Donny R. Jackson
                                             Title:  President



Witness:                                 ProVesa Inc.

                                         By: /s/ Donny R. Jackson
--------------------------------------       -----------------------------------
                                             Name:  Donny R. Jackson
                                             Title:    President




Witness:                                 Item Processing of America, Inc.

/s/ Ernst G. Wintter                     By: /s/ Norman S. Edelcup
--------------------------------------       -----------------------------------
                                             Name:  Norman S. Edelcup
                                             Title:    Secretary



                                         Shareholders
State of FL.                             /s/ Norman S. Edelcup
         -----------------------------   ---------------------------------------
                                         Norman S. Edelcup
County of Brevard
          ----------------------------



                                         /s/ Robert L. Jackson
                                         ---------------------------------------
The foregoing instrument was             Robert L. Jackson
acknowledged before me this 26th day
of October, 1998,  by Norman S.
Edelcup and Robert L. Jackson.
Witness my hand and official seal.

/s/ Elizabeth Arroyo
--------------------------------------
Notary Public
My commission expires: APR. 20, 2002

      [Affix Notarial Seal]